Exhibit 99.1

    WESTWOOD HOLDINGS GROUP, INC. REPORTS FOURTH QUARTER AND FISCAL YEAR 2006
            RESULTS AND ANNOUNCES 33% INCREASE IN QUARTERLY DIVIDEND

        ASSETS UNDER MANAGEMENT RISE TO $5.9 BILLION AT DECEMBER 31, 2006
                  AND REVENUE INCREASES 24.7% FOR THE YEAR 2006

Dallas, February 7, 2006 - Westwood Holdings Group, Inc. (NYSE: WHG) today reported 2006 fourth quarter revenues of $7.3 million, net income of $1.3 million and earnings per diluted share of $0.22. This compares to revenues of $6.1 million, net income of $1.0 million and earnings per diluted share of $0.18 in the fourth quarter of 2005. For the fiscal year ended December 31, 2006, Westwood reported revenues of $27.4 million, net income of $4.5 million and earnings per diluted share of $0.79 compared to revenues of $21.9 million, net income of $3.6 million and earnings per diluted share of $0.66 for the 2005 fiscal year.

Cash earnings, which we define as net income plus non-cash equity-based compensation expense, for the fourth quarter of 2006 were $2.7 million, when excluding $1.4 million in non-cash equity-based compensation expense, compared to $1.7 million for the fourth quarter of 2005, when excluding $700,000 in non-cash equity-based compensation expense. Cash earnings per share, which we define as cash earnings divided by diluted weighted average shares outstanding, ("Cash EPS") for the fourth quarter of 2006 was $0.44 per diluted share compared to $0.31 per diluted share for the fourth quarter of 2005. Cash earnings for the year 2006 were $9.1 million, when excluding $4.6 million in non-cash equity-based compensation expense, compared to $6.0 million for 2005, when excluding $2.4 million in non-cash equity-based compensation expense. Cash EPS for the year 2006 was $1.60 per diluted share compared to $1.08 per diluted share for 2005. (Cash earnings and Cash EPS are non-GAAP financial measures that are explained and reconciled with the most comparable GAAP financial measures in the attached tables.)

As a result of the growth in cash earnings and our philosophy of creating a unique partnership with our stockholders, our Board of Directors today approved the payment of a quarterly cash dividend of $0.20 per common share, an increase of 33% from the previous quarterly dividend of $0.15 per share. The dividend is payable on April 2, 2007 to stockholders of record on March 15, 2007.

Revenues for the 2006 fourth quarter increased 21.0% compared to the 2005 fourth quarter and increased 24.7% for the year 2006 compared to 2005, primarily as a result of increased average assets under management. Assets under management reached the highest level in Westwood's history at $5.9 billion as of December 31, 2006, a 20.3% year-over-year increase as compared to December 31, 2005 assets under management of $4.9 billion. Average assets under management for 2006 were $5.5 billion, an increase of 25.0% compared with 2005. The increase in period ending assets under management was primarily due to the market appreciation of assets under management and inflows of assets from new clients. Due to the seventh consecutive year of outperformance by value asset managers versus growth managers, we experienced a withdrawal of assets by some clients rebalancing their overall asset mix before year-end.

Total expenses for the year 2006 were $20.1 million compared to $15.9 million for 2005. Cash expenses, which exclude non-cash equity-based compensation expenses, for 2006 were $15.5 million, when excluding $4.6 million in non-cash equity-based compensation expense, compared to $13.5 million for 2005, when excluding $2.4 million in non-cash equity-based compensation expense. (An explanation and reconciliation of cash expenses to total expenses are included in the attached tables.) The primary driver of the increase in total expenses was higher employee compensation and benefits costs, most of which was due to an increase of approximately $2.4 million in non-cash restricted stock expense due to additional restricted stock grants in July 2005 and July 2006 as well as grants of performance-based restricted stock to our Chief Executive Officer and Chief Investment Officer in May 2006. In the second quarter of 2006, we concluded that it is probable that we will meet the performance goal required in order for the applicable percentage of these performance-based shares to vest for 2006. As a result, we recognized expense of approximately $470,000 in each of the second, third and fourth quarters of 2006 related to the expected vesting of these shares. The other primary components of the increase in employee compensation and benefits costs were increased salary expense due to salary increases for certain employees and increased headcount as well as increased incentive compensation expense due to higher pretax income.

Additional items of increased expense for the year 2006 were the costs related to the recently launched WHG Funds. We launched the WHG Income Opportunity and WHG SMidCap Funds in December 2005, the WHG LargeCap Value Fund in July 2006 and the WHG Balanced Fund in September 2006. We recognized expense related to the WHG Funds of approximately $238,000 for the year 2006 compared to $14,000 for the year 2005. The largest component of these costs is fund expense reimbursements reflecting our partial subsidy of fund expenses as we have capped the expense ratios for the funds in order to competitively position them in the defined contribution marketplace.

Westwood Trust contributed revenue of $8.4 million and net income of $1.2 million in 2006, compared to revenue of $7.1 million and net income of $877,000 in 2005. Westwood Trust assets under management as of December 31, 2006 were $1.6 billion, an increase of 26.6% compared to December 31, 2005. Westwood Trust continues to enjoy referrals from existing clients and local professionals.

Brian Casey, Westwood's President & CEO commented, "The year 2006 was one of multiple positive accomplishments for Westwood. We posted the highest level of assets under management, revenue and cash earnings in Westwood's history. Our LargeCap Value and Balanced products recently passed the 20-year milestone of providing clients with superior risk-adjusted returns. Our SMidCap Value, SmallCap Value, Balanced and Income Opportunity products all posted top quartile performance in their peer universes. Our recently launched WHG Funds grew to $130 million in assets as of December 31, 2006, which exceeded our expectations in terms of assets and profitability. We believe we have built a solid foundation for our new products and intend to capitalize on their strong performance with a continued marketing focus on SMidCap Value, Income Opportunity and AllCap Value. Our SmallCap Value product has completed a three-year record with top quartile results and over $100 million in assets. We have begun introducing SmallCap Value to the institutional consulting community and have received an encouraging level of interest. We would like to thank all of our employees for another terrific year. Our many accomplishments would not have been possible without their drive and enthusiasm to exceed our clients' expectations."

Westwood will host a conference call to discuss the fourth quarter and full year 2006 results at 4:30 p.m. Eastern time today. To listen to the conference call, dial 866-903-1348 (domestic) or 904-596-2360 (international). The conference call will also be available via webcast and can be accessed at Westwood's website, http://www.westwoodgroup.com under the Investor Relations tab. The conference call will be available for replay through February 14 by dialing 888-284-7564 (domestic) or 904-596-3174 (international) and entering passcode 203756.

About Westwood
--------------

Westwood Holdings Group, Inc. manages investment assets and provides services for its clients through two subsidiaries, Westwood Management Corp. and Westwood Trust. Westwood Management Corp. is a registered investment advisor and provides investment advisory services to corporate pension funds, public retirement plans, endowments, foundations, the WHG Funds, a family of institutional mutual funds, other mutual funds and clients of Westwood Trust. Westwood Trust provides trust and custodial services and participation in common trust funds that it sponsors to institutions and high net worth individuals. Westwood Holdings Group, Inc. trades on the New York Stock Exchange under the symbol "WHG." For more information, please visit Westwood's website at www.westwoodgroup.com.

Note on Forward-looking Statements
----------------------------------

Statements in this press release that are not purely historical facts, including statements about our expected future financial position, results of operations or cash flows, as well as other statements including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "should," "could," "goal," "target," "designed," "on track," "comfortable with," "optimistic" and other similar expressions, constitute forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results and the timing of some events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, without limitation: our ability to identify and successfully market services that appeal to our customers; the significant concentration of our revenues in three of our customers; our relationships with investment consulting firms; our relationships with current and potential customers; our ability to retain qualified personnel; our ability to successfully develop and market new asset classes; competition in the marketplace; downturn in the financial markets; the passage of legislation adversely affecting the financial services industries; interest rates; changes in our effective tax rate; our ability to maintain an effective system of internal controls; our ability to capitalize on the performance of our marketing efforts; the acceptance of our new products with our existing and new clients; and the other risks detailed from time to time in Westwood's SEC filings, including but not limited to, its annual report on Form 10-K for the year ended December 31, 2005 and its quarterly reports on Form 10-Q for the three month period ended March 31, 2006, the Form 10-Q for the six month period ended June 30, 2006 and the Form 10-Q for the nine month period ended September 30, 2006. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, Westwood is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

                 WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME
                    (in thousands, except per share amounts)
                                   (unaudited)

                                                                       THREE MONTHS ENDED              YEAR ENDED
                                                                          DECEMBER 31,                 DECEMBER 31,
                                                                    -------------------------   -------------------------
                                                                       2006          2005          2006          2005
                                                                    -----------   -----------   -----------   -----------
REVENUES:
   Advisory fees ................................................   $     4,651   $     3,902   $    17,532   $    13,868
   Trust fees ...................................................         2,214         1,887         8,240         7,031
   Other revenues ...............................................           454           262         1,592         1,041
                                                                    -----------   -----------   -----------   -----------
     Total revenues .............................................         7,319         6,051        27,364        21,940
                                                                    -----------   -----------   -----------   -----------
EXPENSES:
   Employee compensation and benefits ...........................         3,941         3,238        14,920        11,566
   Sales and marketing ..........................................            97           106           528           443
   WHG mutual funds .............................................            71            14           238            14
   Information technology .......................................           243           233           925           809
   Professional services ........................................           333           286         1,373         1,194
   General and administrative ...................................           604           511         2,126         1,871
                                                                    -----------   -----------   -----------   -----------
     Total expenses .............................................         5,289         4,388        20,110        15,897
                                                                    -----------   -----------   -----------   -----------
Income before income taxes ......................................         2,030         1,663         7,254         6,043
Provision for income taxes ......................................           725           653         2,785         2,407
                                                                    -----------   -----------   -----------   -----------
Income before cumulative effect of a change in accounting
 principle ......................................................         1,305         1,010         4,469         3,636
Cumulative effect of change in accounting principle, net
 of income taxes of $21 .........................................             -             -            39             -
                                                                    -----------   -----------   -----------   -----------
Net income ......................................................   $     1,305   $     1,010   $     4,508   $     3,636
                                                                    ===========   ===========   ===========   ===========

Earnings per share:
   Basic:
     Continuing operations ......................................   $      0.23   $      0.18   $      0.80   $      0.67
     Cumulative effect of a change in accounting principle ......             -             -          0.01             -
                                                                    -----------   -----------   -----------   -----------
     Net income .................................................   $      0.23   $      0.18   $      0.81   $      0.67
                                                                    ===========   ===========   ===========   ===========

   Diluted:
     Continuing operations ......................................   $      0.22   $      0.18   $      0.79   $      0.66
     Cumulative effect of a change in accounting principle ......             -             -          0.00             -
                                                                    -----------   -----------   -----------   -----------
     Net income .................................................   $      0.22   $      0.18   $      0.79   $      0.66
                                                                    ===========   ===========   ===========   ===========

                 WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                  AS OF DECEMBER 31, 2006 AND DECEMBER 31, 2005
               (in thousands, except par value and share amounts)
                                   (unaudited)

                                                                       2006          2005
                                                                    -----------   -----------
                               ASSETS
Current Assets:
     Cash and cash equivalents ..................................   $     2,177   $     1,897
     Accounts receivable ........................................         3,111         2,452
     Investments, at market value ...............................        17,933        17,878
     Deferred income taxes ......................................         1,267           573
     Other current assets .......................................           465           410
                                                                    -----------   -----------
         Total current assets ...................................        24,953        23,210
     Goodwill ...................................................         2,302         2,302
     Deferred income taxes ......................................           214           244
     Property and equipment, net of accumulated
      depreciation of $774 and $523 .............................         1,253         1,554
                                                                    -----------   -----------
         Total assets ...........................................   $    28,722   $    27,310
                                                                    ===========   ===========

                LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
     Accounts payable and accrued liabilities ...................   $       778   $       715
     Dividends payable ..........................................           996           539
     Compensation and benefits payable ..........................         2,801         2,980
     Income taxes payable .......................................           689           694
     Other current liabilities ..................................            10             7
                                                                    -----------   -----------
         Total current liabilities ..............................         5,274         4,935
Deferred rent ...................................................           713           816
                                                                    -----------   -----------
         Total liabilities ......................................         5,987         5,751
                                                                    -----------   -----------
Stockholders' Equity:
     Common stock, $0.01 par value, authorized 10,000,000 shares, issued and outstanding 6,638,525 shares at December 31,
      2006; issued and outstanding 5,986,647 shares at
      December 31, 2005 .........................................            66            60
     Additional paid-in capital .................................        20,289        21,459
     Unamortized stock compensation .............................             -        (6,572)
     Retained earnings ..........................................         2,380         6,612
                                                                    -----------   -----------
         Total stockholders' equity .............................        22,735        21,559
                                                                    -----------   -----------
Total liabilities and stockholders' equity ......................   $    28,722   $    27,310
                                                                    ===========   ===========

                 WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)
                                   (unaudited)

                                                                       2006          2005
                                                                    -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income ...................................................   $     4,508   $     3,636
   Adjustments to reconcile net income to net cash
    provided by operating activities:
     Depreciation and amortization ..............................           266           272
     Unrealized gains on investments ............................          (143)          (64)
     Stock option expense .......................................           126           250
     Restricted stock amortization ..............................         4,500         2,114
     Deferred income taxes ......................................          (685)         (300)
     Cumulative effect of change in accounting principle ........           (39)
     Net purchases of investments - trading securities ..........          (889)       (1,846)
     Change in operating assets and liabilities:
       Accounts receivable ......................................          (659)         (620)
       Other assets .............................................           (58)          (18)
       Accounts payable and accrued liabilities .................            63            86
       Compensation and benefits payable ........................          (179)          277
       Income taxes payable and prepaid taxes ...................           405           830
       Other liabilities ........................................             8           109
                                                                    -----------   -----------
     Net cash provided by operating activities ..................         7,224         4,726
                                                                    -----------   -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of money market funds - available for sale .........        (7,869)       (6,055)
   Sales of money market funds - available for sale .............         8,846         8,719
   Purchase of property and equipment ...........................           (70)          (75)
                                                                    -----------   -----------
     Net cash provided by investing activities ..................           907         2,589
                                                                    -----------   -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Excess tax benefits from stock based compensation ............            30             -
   Proceeds from exercise of stock options ......................           402           271
   Cash dividends ...............................................        (8,283)       (6,409)
                                                                    -----------   -----------
     Net cash used in financing activities ......................        (7,851)       (6,138)
                                                                    -----------   -----------

NET INCREASE IN CASH ............................................           280         1,177
Cash, beginning of year .........................................         1,897           720
                                                                    -----------   -----------
Cash, end of year ...............................................   $     2,177   $     1,897
                                                                    ===========   ===========

Supplemental cash flow information:
   Cash paid during the year for income taxes ...................   $     3,034   $     1,878
   Issuance of restricted stock .................................        11,507         3,865
   Tax benefit allocated directly to equity .....................           440           113
   Dividends declared and not paid until the subsequent year ....           996           539

                  RECONCILIATION OF NET INCOME TO CASH EARNINGS
                       AND TOTAL EXPENSES TO CASH EXPENSES

                                               Three            Three
                                            Months Ended     Months Ended
                                             December 31,     December 31,
                                                2006             2005          % Change
                                           --------------   --------------   --------------
Net Income .............................   $    1,305,000   $    1,010,000             29.2%
     Restricted stock expense ..........        1,348,000          657,000            105.2
     Stock option expense ..............            4,000           63,000            (93.7)
                                           --------------   --------------   --------------
Cash earnings ..........................   $    2,657,000   $    1,730,000             53.6
     Diluted weighted average shares ...        5,999,121        5,664,683              5.9
Cash earnings per share ................   $         0.44   $         0.31             41.9

Total expenses .........................   $    5,289,000   $    4,388,000             19.4
     Less: Restricted stock expense ....       (1,348,000)        (657,000)           105.2
     Less: Stock option expense ........           (4,000)         (63,000)           (93.7)
                                           --------------   --------------   --------------
Cash expenses ..........................   $    3,937,000   $    3,668,000              6.0%
                                           ==============   ==============   ==============

                                             Year Ended       Year Ended
                                            December 31,     December 31,
                                               2006             2005            % Change
                                           --------------   --------------   --------------
Net Income .............................   $    4,508,000   $    3,636,000             24.0%
     Restricted stock expense ..........        4,500,000        2,114,000            112.9
     Stock option expense ..............          126,000          250,000            (49.6)
     Less: Cumulative effect of change
      in accounting principle ..........          (39,000)             ---              ---
                                           --------------   --------------   --------------
Cash earnings ..........................   $    9,095,000   $    6,000,000             51.6
     Diluted weighted average shares ...        5,690,455        5,540,342              2.7
Cash earnings per share ................   $         1.60   $         1.08             48.1

Total expenses .........................   $   20,110,000   $   15,897,000             26.5
     Less: Restricted stock expense ....       (4,500,000)      (2,114,000)           112.9
     Less: Stock option expense ........         (126,000)        (250,000)           (49.6)
                                           --------------   --------------   --------------
Cash expenses ..........................   $   15,484,000   $   13,533,000             14.4%
                                           ==============   ==============   ==============

As supplemental information, we are providing non-GAAP performance measures that we refer to as cash earnings, cash earnings per share (or Cash EPS), and cash expenses. We provide these measures in addition to, but not as a substitute for, net income, earnings per share and total expenses, which are reported on a GAAP basis. Management and our Board of Directors review cash earnings, Cash EPS and cash expenses to evaluate Westwood's ongoing performance, allocate resources and review dividend policy. We believe that these non-GAAP performance measures, while not substitutes for GAAP net income, earnings per share and total expenses, are useful for both management and investors to evaluate Westwood's underlying operating and financial performance and its available resources. We do not advocate that investors consider these non-GAAP measures without considering financial information prepared in accordance with GAAP.

We define cash earnings as net income plus the non-cash expense associated with equity-based compensation awards of restricted stock and stock options. In calculating cash earnings for the year ended December 31, 2006, we also eliminate the non-cash cumulative effect of change in accounting principle associated with our implementation of SFAS 123R. We define cash expenses as total expenses less non-cash equity-based compensation expense. Although depreciation on fixed assets is a non-cash expense, we do not add it back when calculating cash earnings or deduct it when calculating cash expenses because depreciation charges represent a decline in the value of the related assets that will ultimately require replacement. Cash EPS represents cash earnings divided by diluted weighted average shares outstanding.

SOURCE:  Westwood Holdings Group, Inc.

                                      # # #
(WHG-G)
CONTACT:
WESTWOOD HOLDINGS GROUP, INC.
BILL HARDCASTLE
(214) 756-6900